Exhibit 99.1

NEWS RELEASE

For Immediate Release

TUFCO TECHNOLOGIES, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER
AND FISCAL YEAR 2004, BOTH UP FROM 2003 LEVELS;
COMMENTS ON 2005 OUTLOOK

GREEN BAY, WI (December 16, 2004)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leader in providing diversified contract wet and dry wipes converting and printing, as well as specialty printing services and business imaging products, today announced that fourth quarter and fiscal year 2004 sales and earnings exceeded those reported for the prior year periods. Sales for the fourth quarter were $24,348,000, up $8,736,000 or 56% from the 2003 fiscal fourth quarter. For the year, sales increased 41% to $77,854,000.

Net income per diluted share for the 2004 fourth quarter was $0.23 per share, up 114% compared to $0.11 per share for 2003. For the fiscal year 2004, net income was $0.43 per share, up 152% compared to net income of $0.17 per share for fiscal year 2003.

Net income per diluted share from continuing operations for the 2004 fourth quarter was $0.14 per share, up 33% from the year ago period. For the fiscal year 2004, net income per share from continuing operations was $0.34 per share, up 25% from the $0.27 per share for fiscal 2003.

In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “The year 2004 represents the most successful extensive major customer switchover in our Company’s history. As we announced last year, we lost a major contract from a customer who elected to take a very successful product, which we helped launch, into their own facilities. During 2004, we more than replaced that lost business with nine major wipes projects which we successfully started-up and quickly moved into commercial production. During the start-up phase we did incur additional material waste and incremental labor costs. As we moved to the commercial mode, those costs have now been eliminated or minimized and our fiscal year 2005 should benefit from these improvements. Revenue from toll sales (sales without materials) increased $1.3 million (4.5%) and would have increased even more had we not experienced some excess materials usage routinely encountered during start-ups. The balance of the sales increase resulted from materials purchased by Tufco for customers which were not in the sales mix of customers’ contracts one year ago and for whom the cost of materials is included in the sales price.”

In reviewing its reserves and estimates, the Company changed assumptions regarding income taxes payable related to the sale of the Paint Sundries segment. Based on information at the time of the original estimate, the Company believed its provision for income taxes was appropriate. This change in estimates is reported in discontinued operations as a reduction in income tax expense in the amount of $400,000 ($0.09 per share), all of which is reflected in the 2004 fiscal fourth quarter.

In commenting on fiscal 2005, LeCalsey added “In our business, the fiscal year first quarter is typically our weakest quarter and the upcoming year will likewise start slowly. We completed the sale of our thermal laminating machine for a gain of $414,000 ($0.05 per share) which will be reflected in first quarter results. Based upon customer forecasts we have in hand, we expect each quarter to show improvement not only on a quarter to quarter basis, but also quarter over quarter compared to the previous year. However, it is important to note that our demand is based upon consumer demand for our customers’ products.”

During the year 2004, Tufco received noteworthy recognition and took important actions to further enhance its reputation as a leader in quality. The Company implemented a Six Sigma/Lean culture and was recertified in ISO 9001:2000. Both Green Bay and Newton established records for safety performance and were awarded safety excellence awards. Green Bay was the winner of the Northeastern Wisconsin Manufacturer of Distinction Award, the Business Excellence Award and the Governor’s Outstanding Workplace Literacy Award.

In closing, LeCalsey said, “A cornerstone of our business strategy is to continue to place our wipes converting at the leading edge of existing and emerging wipes growth opportunities. Importantly, the U.S. wipes market is estimated to be $9.1 billion in annual sales with growth for the next three years forecasted at the rate of roughly 5% per year. We are cautiously optimistic about this upcoming year. Our start-ups are behind us and our strategy is solid and vibrant.”

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.

This press release, including the discussion of the Company’s fiscal 2004 results in comparison to fiscal 2003, contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers, material increases in the cost of base paper stock, competition in the Company’s product areas, or an inability of management to successfully reduce operating expenses in relation to net sales without damaging the long-term direction of the Company. Therefore, the selected financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	September 30,	September 30,
	2004	2003
ASSETS
Cash & Cash Equivalents	$8	$2,930
Accounts Receivable — Net	12,639	8,294
Inventories	9,625	3,891
Other Current Assets	778	904

Total Current Assets	23,050	16,019
Property, Plant and Equipment — Net	16,329	14,319
Goodwill — Net	7,212	7,212
Other Assets	392	476

Total	$46,983	$38,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$—	$250
Accounts Payable	5,917	1,829
Accrued Liabilities	2,710	1,906

Total Current Liabilities	8,627	3,985
Long-Term Debt — Less current portion	2,500	500
Deferred Income Taxes	406	53
Common Stock and Paid-in Capital	25,136	25,136
Retained Earnings	11,145	9,183
Treasury Stock	(831)	(831)
Total Stockholders’ Equity	35,450	33,488

Total	$46,983	$38,026

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2004	2003	2004	2003
Net Sales	$24,348	$15,612	$77,854	$55,207
Cost of Sales	21,896	13,264	70,164	47,465

Gross Profit	2,452	2,348	7,690	7,742
SG&A Expense	1,373	1,238	4,998	4,885
Employee Severance Costs	—	123	—	333
(Gain) Loss on Asset Sales	—	58	3	109

Operating Income	1,079	929	2,689	2,415
Interest Expense	9	(14)	(48)	(202)
Interest Income and Other Income (Expense)	(16)	(32)	(3)	(49)

Income Before Income Tax	1,072	883	2,638	2,164
Income Tax Expense	407	382	1,076	916

Income from Continuing Operations	665	501	1,562	1,248
Loss from Operations of Discontinued Segment — Net	—	(4)	—	(225)
Gain (Loss) from Sale of Discontinued Operations — Net	400	—	400	(244)

Net Income	$1,065	$497	$1,962	$779

Basic Earnings (Loss) Per Share:
Income from Continuing Operations	$0.15	$0.11	$0.34	$0.27
Loss from Operations of Discontinued Segment	—	(0.00)	—	(0.05)
Gain (Loss) from Sale of Discontinued Operations	0.09	—	0.09	(0.05)

Net Income	$0.24	$0.11	$0.43	$0.17
Diluted Earnings (Loss) Per Share:
Income from Continuing Operations	$0.14	$0.11	$0.34	$0.27
Loss from Operations of Discontinued Segment	—	(0.00)	—	(0.05)
Gain (Loss) from Sale of Discontinued Operations	0.09	—	0.09	(0.05)

Net Income	$0.23	$0.11	$0.43	$0.17
Weighted Average Common Shares Outstanding:
Basic	4,582,344	4,585,677	4,582,344	4,616,331
Diluted	4,619,592	4,587,593	4,608,222	4,626,204